Schedule Dated May 31, 2000
                      Amended November 13, 2000
                               to the
                    Investment Advisory Agreement
                               between
                           The Arbor Fund
                                 and
                            Hancock Bank


Pursuant to Article 3, the Trust shall pay the Adviser compensation at an annual rate as follows:

Portfolio                                             Fee


Treasury Securities Money Market Fund                0.40%
Tax Exempt Money Market Fund                         0.50%
Strategic Income Bond Fund                           0.60%
Growth and Income Fund                               0.80%
Growth Fund                                          0.80%